AGREEMENT NO.____________

WILLIAMS
VYVX SERVICES

                           TELEPORT SERVICES AGREEMENT

This is an agreement dated as the 1 day of April, 1999 between Williams Vyvx Services, a business unit of WILLIAMS COMMUNICATIONS, INC., ("Williams") and Colorado Satellite Broadcasting, a division of New Frontier Media, Inc. ("Customer"), in connection with teleport services to be provided by Williams to Customer (the "Agreement"). The terms of this Agreement are as follows:

1.       GENERAL DESCRIPTION OF SERVICES

         Williams will provide the following services (the "Services") pursuant to the terms and conditions of this Agreement:

         A. A 45 Mb microwave link to provide Customer with redundancy to Customer's DS-3 circuit from Customer's premises in Boulder, Colorado ("Customer's Premises") to Vyvx Teleport Denver (the "Teleport") (hereinafter referred to as the "Microwave Link").

         B. An MPEG-2 compression system for transmission of Customer's Programming over the Customer's DS-3 circuit and over the Microwave Link from Customer's Premises to the Teleport.

         C. One full-time MPEG-2 Digicipher II uplink at the Teleport to the Telstar 4 Satellite, Transponder 19 (the "TEN Programming")

         D. One full-time analog uplink at the Teleport in the clear (unscrambled) to the Telstar 4 Satellite, Transponder 19 (the "Barker Channel").

2.       RESPONSIBILITIES OF CUSTOMER

         2.1 Environment for and Access to Williams' Equipment. Williams will install the following equipment at Customer's Premises in connection with provision of the Services (hereinafter referred to as the "Williams Equipment"):

         2 Tektronix Codec Chassis (Model M2T300)
         4 Tektronix 4:2:2 Encoders (Model M2T300 EC)
         2 Tektronix ATM MMode (Model M2T300 N1)
         1 Tektronix M2 DS-3 CNVRTR (Model M2ADS3)


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                                        Teleport Services Agreement Page 2 of 11

         1 DMC 18 GHz DS-3 Microwave Radio Antenna with pole mount and Indoor
           Unit
         1 FORE Systems DS-3 Switch

Customer shall provide suitable space and environment for Williams' Equipment, as well as uninterruptible power supply (UPS). Additionally, Customer shall allow Williams reasonable access to Williams Equipment for routine maintenance and immediate access in event of technical need.

         2.2 Signal Delivery. Customer shall be solely responsible for delivery of its signal(s) to the Demarcation Point at Customer's Premises. The Demarcation Point shall be defined as the output from Customer's routing system to the Williams' equipment at Customer's premise. Customer shall be required to manually switch the Customer Programming feeds into the patch bay in the event of a channel failure requiring use of the redundant channel or in the event that Customer desires to use the redundant channel for occasional transmission purposes as set forth in more detail herein.

         2.3 Customer's DS-3 Circuit. The parties intend that the primary path for Customer's signals shall be via a DS-3 circuit (the "DS-3 Circuit") between Customer's Premises and the Teleport that Customer is obtaining from another vendor. Customer shall be solely responsible for the DS-3 Circuit, including payment to and all interaction with Customer's vendor.

         2.4 Compliance with Technical Specifications. Customer's video and audio signals delivered to the Demarcation Point and via Customer's Circuit to the Teleport shall comply with RS 170A Standards as defined by FCC.

         2.5 Transponder. Customer shall be solely responsible for obtaining Transponder 19 on the Telstar 4 Satellite (the "Transponder") at Customer's sole expense. Customer shall provide Williams with sufficient information regarding the Transponder to be able to provide the Services.

         2.6 Downlink Equipment. Customer shall be solely responsible for receiving the satellite signals from the Transponder, including all downlink equipment necessary for reception of the satellite signals.

         2.7 Digicipher Authorizations. Customer has chosen to encrypt the Ten Programming, as defined below, with a GI Digicipher system. Williams has purchased the GI Digicipher MPEG-2 encoding system with "Conditional Access," for use in providing Customer the Services. Customer shall be responsible for the authorization of commercial decoders in Customer's network, so that the correct end user receives the correct programming. In this regard, Customer shall be solely responsible for obtaining and maintaining a dial up telephone connection to the Conditional Access portion of the Digicipher system for use in conjunction with authorization of commercial decoders to receive, Customer's Programming. In the event Customer has technical difficulties with authorization of Customer's network decoder, Williams will authorize decoders upon Customer's written request.

         2.8 Monitoring of Customer's Programming. Customer shall be solely responsible for all video and audio monitoring of the satellite returned signal. Williams will monitor only the satellite RF (radio frequency) representation of the Service.

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                                        Teleport Services Agreement Page 3 of 11

         2.9 Service Charge.

         2.10 Labor. If Williams performs labor for Customer, at Customer's request, other than in connection with the Services, then Customer agrees to pay Williams for that labor at the rate of $150.00 per hour. An example of when a labor charge would be charged is if Williams agreed to switch out an item of Customer's equipment with a replacement part provided by Customer.

         2.11 Single Source of Contact. Customer shall be the single point of contact for Customer's customers regarding the Services provided hereunder. Under no circumstances shall Customer distribute contact information for the Teleport or Williams Communications, Inc. to Customer's customers.

3.       RESPONSIBILITIES OF WILLIAMS


3.1      Services.  Williams shall provide the following Services to Customer:

(a)
         The MPEG-2 Compression System. Williams' Equipment at Customer's Premises is a 1:2 MPEG-2 compression system for transmission of Customer's signals over Customer's Circuit to the Teleport, as well as over the Microwave Link to the Teleport. There are two primary channels of service and one channel for redundancy purposes. The MPEG-2 Compression System will be used to compress Customer's "Barker" Channel and Customer's "TEN" program product. These two channels are identified as "Primary Channels." The third channel of the MPEG-2 Compression System is used for redundancy. On occasion, this third channel can be used to deliver an additional "barker" channel to the Teleport. It is understood that in the event of a failure of one of the Primary Channels on the MPEG-2 Compression System, the third channel will be used for the failed transmission path, even when the third channel is being used for the additional occasional barker channel. Customer is responsible for the switching of the correct program material to the Williams' patch bay at Customer's Premises.

(b)
         Redundant Signal Delivery to Teleport. As stated above, it is the intent of the parties that Customer's Circuit shall be the primary transmission path and that the Microwave Link provided by Williams shall be the redundant transmission path. In this regard, the output of the MPEG-2 Compression System will be split to be transmitted via Customer's Circuit and the Microwave Link for the purposes of

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                                        Teleport Services Agreement Page 4 of 11

(c)
         redundancy. The Microwave Link provided by Williams is "single thread" and does not have any redundant features. The redundant DS-3 signals are received at the Teleport and are connected to the decoding MPEG-2 equipment. An automatic sensing system monitors the output of the decoders, and the best signal is automatically routed to the satellite transmission system.

         Full-Time Uplink for Ten Programming. Williams shall provide one full-time uplink with MPEG-2 Digicipher II encryption to the Transponder of Customer's Ten Programming. From the output of the decoders of the signals delivered from Customer's Premises to the Teleport, the TEN Programming signals are encrypted by the General Instrument MPEG-2 Digicipher II video compression system. This system is configured for 1:1 redundancy. Other specifications and parameters for this system are found in the attached link budget. The Ten Programming is then combined with the Barker Channel and the combined RF transmission is then transmitted to the Transponder. Those portions of the Ten Programming Uplink that are redundant are the MPEG-2 encoder (1 :N), a "cold" DEC Microvax computer, and a I:N RF transmission system. Customer acknowledges that all other aspects of the uplink are not redundant.

(d)
         Full-Time Uplink for the Barker Channel. Williams shall provide one full-time analog uplink to the transponder of Customer's Barker Channel. This transmission will meet parameters of the RS250C specifications as defined by the FCC. From the output of the decoders of the signals delivered from Customer's Premises to the Teleport, the Barker Channel signals are transmission to the analog modulation system. The Barker Channel is transmitted to the Transponder with no encryption or scrambling. Performance characteristics of the Barker Channel transmission can be found in the attached link budget. The Barker Channel is then combined with the Ten Programming and the combined RF transmission is then transmitted to the Transponder. Those portions of the Barker Channel Uplink that are redundant are the modulators (1:1) and a I:N RF transmission system. Customer acknowledges that all other aspects of the uplink are not redundant.

3.2 Equipment. Williams shall provide all necessary equipment for the Microwave Link and at the Teleport to uplink Customer's signals in accordance with this. Williams' Equipment and all other equipment provided by Williams shall remain the property of Williams.

3.3 Monitor. Williams will monitor only the RF representation of the Ten Programming and the 'Barker Channel (hereinafter referred to as "Customer's Programming"). Williams will communicate with Customer as promptly as possible regarding any technical problems with the Services.

3.4 Program Origination. At no time shall the Teleport provide programming origination or tape playback services for Customer.

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                                                     Teleport Services Agreement
                                                                    Page 5 of 11

         3.5 Service Initiation. Williams initiated the Services on April 1, 1999 (the "Service Initiation Date"). Customer acknowledges that the Services began using the Microwave Link for delivery of Customer's Programming to the Teleport, because Customer's Circuit was not yet in service. Customer acknowledged and accepted the risks of operating the Services on the single thread Microwave Link.

4.       OCCASIONAL UPLINK OF "BARKER" PROGRAMMING

         As described above, Customer may request that the third channel of the Compression System be used to relay an additional "barker" channel to the Teleport for satellite transmission, subject to availability of Williams' resources to provide this additional service. Customer must request this occasional uplink a minimum of 48 hours in advance. If request is made ~vith less than 48 hours notice, Williams will make best effort to provide the "barker" channel based on resource availability. Customer is responsible for securing satellite transponder capacity and ensuring in advance that the Teleport can provide occasional uplinking to such transponder capacity. If Customer cancels its request for this occasional uplink more than 24 hours before the scheduled uplink is to begin, then Williams will not charge Customer. If Customer cancels its request for this occasional uplink less than 24 hours before the scheduled uplink is to begin, then Customer will pay 100% of the charges for the scheduled uplink. Occasional uplinking of a second "barker" channel shall be charged to Customer at the rate of $75 per hour, with a one hour minimum. If Customer purchases pre-emptible satellite transponder capacity, Customer must provide Williams with a single point of contact who will be responsible for notifying the Teleport in the event Customer's transponder capacity is pre-empted.

5. ADDITIONAL SERVICES From time to time changes may be made in the Services which shall be reflected in amendments to this Agreement and shall be executed by authorized individuals of both parties.

6. TERM. This Agreement shall be deemed effective as of April 1, 1999 and shall continue in effect until the termination of the Services on May 31, 2004 (the "Original Term").

7. AUTOMATIC RENEWAL. After the expiration of the Original Term, this Agreement shall automatically renew for successive one-year renewal terms (each a "Renewal Term") unless either party notifies the other party in writing not less than sixty (60) days prior to the end of the Original Term or any Renewal Term that it does wish to renew the Agreement.

8. ANNUAL SERVICE CHARGE ADJUSTMENT. On each anniversary of the Service Initiation Date during the Original Term or any Renewal Term of this Agreement, the Service Charge shall be increased by an amount equal to the Consumer Price Index for All Urban Consumers (CPI-U), as originally published by the Bureau of Labor Statistics, for all items less food and energy, unadjusted for the twelve month period ending the previous December 31.

9. COMMITMENT. Customer agrees that this is a take-or-pay commitment and that failure to use the Services throughout the Term does not affect Customer's obligation to pay the Service Charge throughout the Term. The parties agree that Customer's minimum commitment pursuant to this Agreement though the Original Term $2,659,500. The parties agree that this take-or-pay commitment is a potion of the consideration for this Agreement, and that it is not a penalty.

10. LATE PAYMENT. If the Service Charge is not received on its due date, or if any other payment is not received by Williams within 30 days after the date of invoice, then such overdue

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                                                     Teleport Services Agreement
                                                                    Page 6 of 11

amount shall be subject to late payment charges at the lower of 18% per annum or the highest legally permissible rate of interest until the date payment is actually received.

11. SUSPENSION RIGHT. In the event that Customer has failed to pay any amount when due, Williams shall have the right to suspend any or all of the Services. Williams shall only exercise this Suspension Right by first providing Customer with five business days' written notice by facsimile. If Williams receives payment from Customer of all amounts due within the five-day notice period, then Customer's Services shall not be suspended. Suspension of Services does not affect Customer's obligation to pay the Service Charges through the Term of this Agreement.

12. TERMINATION. Either party may terminate this Agreement due to a material breach of this Agreement by the other party. The non-breaching party shall provide written notice to the breaching party of the alleged breach, and the breaching party shall have sixty (60) days to cure the breach. If the breach has not been cured within this sixty-day period, then the non-breaching party may terminate upon thirty (30) days' written notice. Customer shall pay Williams in accordance with this Agreement for all Services performed up to and including the effective date of termination.

13. TAXES. Customer acknowledges and understands that all charges are computed exclusive of any applicable federal, state or local use, excise, franchise, sales and privilege taxes, duties, fees or similar liabilities (other than general income or property taxes), including without limitation, any tax or charge levied to support the Universal Service Fund contemplated by the Telecommunications Act of 1996, whether charged to or against Williams, its suppliers or affiliates or Customer for the Service provided to Customer ("Taxes"). Such Taxes shall be paid by Customer in addition to all other charges provided for herein.

14.      OUTAGE ALLOWANCE.

         14.1 Calculation of Outage Allowance. If applicable, Williams shall grant Customer an allowance (an "Outage Allowance") for Services as follows:


          (a) For purposes of this Agreement an interruption to Services ("Interruption") will be deemed to have occurred when Services are either not provided at all or fail to meet the requirements of the Agreement for a period of five minutes or more. An Interruption begins the earlier of when Customer notifies Williams of the Interruption or when Williams is actually aware of the Interruption. An Interruption will be considered to have ended when Services in accordance with this Agreement have been restored.

          (b) When an Interruption occurs for a period of thirty (30) seconds or more, an Outage Allowance will be extended to the customer on the basis of five (5) minutes for each five (5) minutes, or fraction thereof, of the Interruption.

          (c) Two or more Interruptions occurring during any period of five
              (5) consecutive minutes shall be considered as one five-minute Interruption.

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                                        Teleport Services Agreement Page 7 of 11


          (d) If an Interruption of Services occurs, then for each Interruption, Williams shall grant Customer an Outage Allowance based on the Service Charge and the length of the Interruption calculated pursuant to the equation below. Any such Outage Allowance shall be applied to the next succeeding monthly billing to Customer and shall not for any month exceed the Service Charge.

     Outage Allowance = Interruption  (in Minutes) x  Service Charge
                        43,200 (deemed number of minutes per month)

         14.2 Audio/Video. An Interruption of either the audio or video portion of the Services shall be considered an Interruption.

         14.3 Exceptions to Outage Allowance. In no case shall an Outage Allowance be made for any Interruption that is a result of, or attributable in whole or in part to:


         (a) Any failure on the part of Customer to perform its material or operational obligations pursuant to this Agreement;

         (b) The failure of Customer's Signal provided by Customer or by carriers other than Williams;

         (c) The failure of transmission lines, equipment, or other facilities provided by the Customer;

         (d) The failure or nonperformance of any earth station not provided by Williams;

         (e) Reasonable periodic maintenance as approved in advance by Customer;

         (f) Interference from third party transmission or usage;

         (g) Cooperative testing; (which customer shall be notified of in advance);

         (h) Sun transit outage or rain fade; or

         (i) Any other act or failure to act by Customer.

         14.5 Credit Memoranda. Interruptions and Outage Allowances shall be acknowledged by Williams through the issuance of credit memoranda. Such memoranda shall be issued within fifteen (15) days of the close of each calendar month and shall reflect all Outage Allowances payment the amount specified in the credit memorandum received in the preceding month.

         14.6 Time Limitation. In no event shall Williams be liable for Outage Allowances for interruption unless the claim for such Outage Allowance is made in writing to the following address within thirty (30) days after the date of the interruption:

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                                                     Teleport Services Agreement
                                                                    Page 8 of 11

                            Williams Teleport Denver
                            9174 South Jamaica Street
                               Englewood, CO 80112
                               Fax: (303) 799-8325
                            Attn: Operations Manager

15. WILLIAMS' RIGHT TO RE-CONFIGURE TELEPORT. Williams shall have the right to re-configure or relocate the Teleport.

16. RISK OF LOSS. Customer bears all risk of toss or damage to Williams' Equipment resulting from Customer's negligent acts or omissions. Williams shall bear risk of loss or damage to Williams' Equipment resulting from any other cause.

17. CONTRACT NOTICES. Any required notices pursuant to this Agreement shall be sent by facsimile, with confirmation by overnight courier to the parties at the following addresses:

                  Williams Vyvx Services, a business unit
                  of Williams Communications, Inc.
                  One Williams Center, 26th Floor
                  Tulsa, OK 74172
                  TELEPHONE: 918-573-5602
                  FAX: (918) 574-6042
                  Attention: Contract Administration

18. OPERATIONAL NOTICES. If Customer has any technical problems with Customer's signals or the Services, Customer may call the Teleport at 303-397-4100 on a 24 x 7 basis. Williams will communicate with Customer as promptly as possible regarding any technical problems with Williams' Equipment, Customer's signals or the Services. For purposes of these communications from Williams, Customer agrees that Williams should contact the operational contacts of Customer, in the following order:


Customer Contact No. 1   Name:              Operator on Duty
                         Title:             Operations
                         Telephone:         (303) 413-1522
                         Mobile:
                         Pager:
                         Fax:

Customer shall update its list of Operational Contacts with Williams as needed. Williams shall not be responsible for any Interruptions or other technical problems with Williams' Equipment, Customer's signals or the Services in the event that Williams has diligently attempted to communicate with Customer's Operational Contacts according to the information provided by Customer to Williams and Williams is unable to establish communications with them and such communications are required to enable Williams to eliminate the Interruptions, or other technical problems.

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                                                     Teleport Services Agreement
                                                                    Page 9 of 11

19.      LIMITATION OF WILLIAMS' LIABILITY.

         19.1 EXCEPTING ONLY LIABILITY FOR WILLIAMS' RECKLESS OR WILLFUL MISCONDUCT, WILLIAMS' LIABILITY ARISING OUT OF ITS PROVISION OF SERVICES HEREUNDER, INCLUDING BUT NOT LIMITED TO LIABILITIES ARISING OUT OF WILLIAMS' NEGLIGENCE, MISTAKES AND OMISSIONS, INTERRUPTIONS, DELAYS, ERRORS, OR OTHER DEFECTS IN THE SERVICES OR BREACH OF CONTRACT OR ARISING OUT OF THE FAILURE TO FURNISH SERVICES, WHETHER CAUSED BY ACTS OF COMMISSION OR OMISSION, SHALL BE LIMITED TO THE EXTENSION OF ALLOWANCES FOR INTERRUPTIONS AS SET FORTH IN THIS AGREEMENT. SUCH ALLOWANCES FOR INTERRUPTION SHALL BE THE SOLE REMEDY OF CUSTOMER, INCLUDING ANY END USER OF CUSTOMER, AND THE SOLE LIABILITY OF WILLIAMS HEREUNDER. WILLIAMS' LIABILITY FOR DAMAGES OR LOSSES OF ANY KIND ARISING OUT OF ITS FURNISHING SERVICES SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO ITS FIXED MONTHLY O1~ OTHER CHARGE ALLOCABLE TO THE FAULTY OR DEFECTIVE SERVICE.

         19.2 NOTWITHSTANDING THE PROVISIONS OF THE PRECEDING SUBPARAGRAPH, WILLIAMS SHALL NOT BE LIABLE TO CUSTOMER OR ANY END USER FOR ANY LOSS OF, DEFECTS IN OR ANY INABILITY TO FURNISH SERVICE DUE TO ACTS OF GOD, ACTS OF GOVERNMENT, WARS, RIOTS, STRIKES, FAILURE OF A TRANSPONDER, FAILURE OF Pt SATELLITE, FAILURE OF ANY OTHER TRANSMISSION EQUIPMENT OR OTHER CAI JSES BEYOND WILLIAMS' CONTROL.

         19.3 ANY AND ALL EXPRES'S AND IMPLIED WARRANTIES RELATING TO THE SERVICES, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A SPECIFIC PURPOSE OR USE, ARE EXPRESSLY DISCLAIMED. IN NO EVENT SHALL WILLIAMS BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), REGARDLESS OF THE FORESEEABILITY THEREOF, OCCASIONED BY THE TERMINATION OF CUSTOMER'S RIGHTS TO USE, OR THE PREEMPTION OF OR THE FAILURE OF, OR LOSS OF TECHNICAL QUALITY OF, THE SERVICES OR BY ANY DELAY IN COMMENCEMENT OF THIS AGREEMENT OR BY ANY OTHER CAUSE OR MATTER WHATSOEVER. CUSTOMER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS WILLIAMS FROM ANY CLAIMS MADE UNDER A WARRANTY OR REPRESENTATION MADE BY CUSTOMER TO ANY THIRD PARTY WITH RESPECT TO THE SERVICES.

20.    CUSTOMER'S CONTENT.

         20.1 Responsibility for Content. Customer shall be solely responsible for all content transmitted by Williams as pan of the Services. Further, Customer shall make all arrangements with other common carriers, stations, networks, sponsors, music licensing organizations, performers, representatives or other parties for the authorizations necessary to avail itself of the Services. Customer shall indemnify, defend, and save harmless Williams from any liability arising out of failure to make such arrangements.

         20.2 Content Indemnity. Customer shall indemnify, defend, and save harmless Williams from and against all loss, liability, damage and expense, including reasonable

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                                                     Teleport Services Agreement
                                                                   Page l0 of 11

attorneys' fees, due to claims arising out of the content of any programming transmitted over Williams' facilities pursuant to this Agreement including without limitation, any claim for libel, slander, or infringement of copyright and any other claim resulting from any act or omission of Customer arising from Customer's use of Williams' facilities or the Services.

         20.3 No Violation of Law. Customer shall not use the Services for an unlawful purpose, including (without limitation) any use, which constitutes a violation of any state or federal obscenity laws. Williams shall have the right to terminate this Agreement and the Services provided hereunder without liability to Customer in the event that Williams, its officers, employees or agents, becomes the subject of any investigation, or is threatened with or made a party to any administrative proceeding or litigation, related to the alleged illegal use of the Services by Customer.

21. NO THIRD-PARTY BENEFICIARY. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from these provisions.

22. LEGAL EXPENSES. If any proceeding is brought for the enforcement of this Agreement, or because of an alleged or actual dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in such action or proceeding in addition to any other relief to which such party may be entitled.

23. FORCE MAJEURE. Notwithstanding any other provision of this Agreement, neither Williams nor Customer shall be held liable for any delay or failure to perform any part of this Agreement (other than non-payment of amounts due hereunder) for any cause beyond its control and without its fault or negligence, including but not limited to acts or omissions of civil or military authorities, national or local emergencies, government regulations, embargoes, epidemics, wars, terrorist acts, sabotage, riots, insurrections, fires, lightning, sun, hail, high winds or other adverse weather conditions, explosions, nuclear accidents, strikes, extended power blackouts, natural disasters including but not limited to earthquakes, floods or volcanic action, failure of satellite transponder or failure of any third party facilities, equipment or services (outside of the control of Williams and its subcontractors) or any law, regulation or order of any government agency or court of competent jurisdiction affecting either of the parties hereto in the performance of their obligations hereunder.

24. INDEPENDENT CONTRACTORS. The parties to this Agreement are independent contractors, and none of the provisions of this Agreement shall be interpreted or deemed to create any relationship between Williams and Customer other than that of independent contractors. Without limiting the generality of the foregoing, Williams and Customer shall have sole responsibilities for the withholding of all federal and state income taxes, unemployment insurance tax, social security tax and other withholding with respect to payments made by it to its employees performing services for it under this Agreement. Neither party's directors, officers, employees, contractors or agents shall be deemed employees of the other party or shall be entitled to compensation or any employment benefits of any kind provided by the other party to its employees.

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                                                     Teleport Services Agreement
                                                                   Page 11 of 11

25. WAIVER. No delay or failure of Williams or Customer to insist on performance of any of the terms or conditions herein or to exercise any right or privilege, or either party's waiver of any breach hereunder, shall be construed to be a waiver thereof or a waiver of any other terms, conditions or privileges, whether of the same or similar type.

26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without regard to its choice of law provisions.

27. SEVERABILITY. If any term or provision of this Agreement shall, to any extent, be determined to be invalid or unenforceable by a court or body of competent jurisdiction, then (a) both parties shall be relieved of all obligations arising under such provision and this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it valid and enforceable while preserving its intent, and (b) the remainder of this Agreement shall be valid and enforceable.

28. SURVIVAL OF TERMS AND CONDITIONS. The terms and conditions of this Agreement which by their nature extend beyond termination of this Agreement shall survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate.

29. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

30. PARTIES BOUND BY AGREEMENT; ASSIGNMENT. This Agreement is binding upon and shall inure to the benefit of the parties hereto and upon their respective successors and permitted assigns. Customer may not assign this Agreement without the prior written consent of Williams, which consent shall not be unreasonably withheld, delayed or conditioned.

31. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings, oral agreements and/or writings, between the parties regarding the subjects within this Agreement, including, without limitation, that certain Letter of Intent dated February 16, 1999, by and between Williams and Customer. This Agreement may only be amended or modified in writing signed by Customer and Williams.

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                                                     Teleport Services Agreement
                                                                   Page 12 of 11

IN WITNESS WHEREOF the parties have executed this Agreement by the hand of their respective duly authorized officers.


Williams Vyvx Services, a business unit    Colorado Satellite Broadcasting, a
of Williams Communications, Inc.           division of New Frontier Media, Inc.


By:     /s/ Michael Schlesier              By: /s/ Thomas Nyiri

Name:   Michael Schlesier                  Name: Thomas Nyiri

Title:  VP Media and Entertainment         Title: Chief Technology Officer

Date:   January 15, 2000                   Date: January 15, 2000